LAFAYETTE SQUARE USA, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
Introduction
Ethics are important to Lafayette Square USA, Inc. (the “Company”, “our”, “us”, or “we”) and to our management. The Company is committed to the highest ethical standards and to conducting our business with the highest level of integrity.
All officers, directors and employees of the Company and our investment adviser, LS BDC Adviser, LLC (the “Investment Adviser”) are responsible for maintaining this level of integrity and for complying with the policies contained in this Code of Business Conduct and Ethics (the “Code”). If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with any member of the Company’s management, or follow the procedures outlined in applicable sections of this Code.
Purpose
This Code is intended to:
•help you recognize ethical issues and take the appropriate steps to resolve these issues;
•deter ethical violations;
•assist you in reporting any unethical or illegal conduct; and
•reaffirm and promote our commitment to a corporate culture that values honesty and accountability.
Conflicts of Interest

You must avoid any conflict, or the appearance of a conflict, between your personal interests and our interests. A conflict exists when your personal interest in any way interferes with our interests, or when you take any action or have any interest that may make it difficult for you to perform your job objectively and effectively. For example, a conflict of interest probably exists if:

•you cause us or the Investment Adviser to enter into business relationships with you or a member of your family, or invest in companies affiliated with you or a member of your family;
•you use any nonpublic information about us or the Investment Adviser, our customers or our other business partners for your personal gain, or the gain of a member of your family; or
•you use or communicate confidential information obtained in the course of your work for your or another’s personal benefit.

Corporate Opportunities
Each of us has a duty to advance the legitimate interests of the Company when the opportunity to do so presents itself. Therefore, you may not:

•take for yourself personal opportunities, including investment opportunities, discovered through the use of your position with us or the Investment Adviser, or through the use of either’s property or information;
•use our or the Investment Adviser’s property, information, or position for your personal gain or the gain of a family member; or
•compete, or prepare to compete, with us or the Investment Adviser.

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Confidentiality
You must not disclose confidential information regarding us, the Investment Adviser, our affiliates, our lenders, our clients, or our other business partners, unless disclosure is authorized or required by law. Confidential information includes all non-public information that might be harmful to, or useful to the competitors of, the Company, our affiliates, our lenders, our clients, or our other business partners.
Fair Dealing
You must endeavor to deal fairly with our customers, suppliers and business partners, or any other companies or individuals with whom we do business or come into contact with, including fellow employees and our competitors. You must not take unfair advantage of these or other parties by means of:

•manipulation;
•concealment;
•abuse of privileged information;
•misrepresentation of material facts; or
•any other unfair-dealing practice.
Protection and Proper Use of Company Assets
Our assets are to be used only for legitimate business purposes. You should protect our assets and ensure that they are used efficiently. To ensure robust security and compliance with applicable legal, regulatory, and contractual obligations, we may routinely monitor activity on networks, log and review actions taken on company-issued devices, and otherwise passively and actively monitor technology use. By using these resources, employees consent to such monitoring.
Compliance with Applicable Laws, Rules and Regulations
Each of us has a duty to comply with all laws, rules and regulations that apply to our business. Highlighted below are some of the key compliance guidelines that must be followed.

Insider trading. It is against the law to buy or sell securities using material non-public information. Individuals who give this “inside” information to others may be liable to the same extent as the individuals who trade while in possession of such information. You must not trade in our securities, or the securities of our affiliates, our lenders, our clients, or our other business partners while in the possession of “inside” information.

“Whistleblower” protections. Please refer to the Whistleblower Protection Policy in Appendix A to this document.

Investment Company Act requirements. A separate code of ethics has been established to comply with the Investment Company Act of 1940 and is applicable to those persons designated in such code.

Document retention. You must adhere to appropriate procedures governing the retention and destruction of records consistent with applicable laws, regulations and our policies. You may not destroy, alter or falsify any document that may be relevant to a threatened or pending lawsuit or governmental investigation.
Please talk to any member of senior management if you have any questions about how to comply with the above regulations and other laws, rules and regulations.
Equal Opportunity, Harassment

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We provide equal employment opportunities to all employees and applicants in all company facilities without regard to race (including hair texture and hairstyles), color, religious creed, sex, national origin, ancestry, citizenship status, pregnancy, childbirth, (or related medical conditions, including, but not limited to lactation), physical disability, mental and/or intellectual disability, age, military status or status as a Vietnam-era or special disabled veteran, marital status, registered domestic partner or civil union status, gender (including sex stereotyping and gender identity or expression), medical condition (including, but not limited to, cancer related or HIV/AIDS related), genetic information, or sexual orientation in accordance with applicable federal, state and local laws. There are certain behaviors that will not be tolerated, including harassment, violence, intimidation, and discrimination of any kind.
Accuracy of Company Records
We require honest and accurate recording and reporting of information in order to make responsible business decisions. This includes such data as quality, safety, and personnel records, as well as financial records.
All financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to our system of internal controls. No false or artificial entries may be made.
Public Reporting
As a public company, it is of critical importance that the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”) and reports distributed to stockholders be accurate and timely. You may be called upon to provide the necessary information to ensure that our public reports are complete, fair and understanding. The Company expects you to take this responsibility very seriously and to provide prompt and accurate answers to inquiries to our public disclosure requirements.
Retaining Business Communications
The law requires us to maintain certain types of corporate records, usually for specified periods of time. Failure to retain those records for those minimum periods could subject us to penalties and fines, cause the loss of rights, obstruct justice, place us in contempt of court, or seriously disadvantage us in litigation.
From time to time, we establish retention or destruction policies in order to ensure legal compliance. We expect you to fully comply with any published records retention or destruction policies, provided that you should note the following exception: if you believe, or we inform you, that our records are relevant to any litigation or governmental action, or any potential litigation or action, then you must preserve those records until we determine the records are no longer needed. This exception supersedes any previously or subsequently established destruction policies for those records. If you believe that this exception may apply or have any questions regarding the possible applicability of that exception, please contact our Chief Compliance Officer.
Political Contributions
No funds of the Company may be given directly to political candidates. Employees may not make any individual political contributions or engage in any third-party solicitation activity, either directly or indirectly, which includes but is not limited to political contributions through a spouse or other family member or friend. Contributions to Political Action Committees (PACs) must be pre-cleared by the Chief Compliance Officers’ office, and contributions to national parties (i.e., DNC and RNC) must be reported to the Chief Compliance Officer.
Media Relations

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We must speak with a unified voice in all dealings with the press and other media. Therefore, any media inquiries should be promptly forwarded to the Marketing department. All Employees must obtain pre-clearance from the Marketing department, who will consult with the Legal department prior to communicating with the media.
Intellectual Property Information
Information generated in our business is a valuable asset. Protecting this information plays an important role in our growth and ability to compete. Such information includes business and research plans; objectives and strategies; trade secrets; unpublished financial information; salary and benefits data; lender and other business partner lists. Employees who have access to our intellectual property information are obligated to safeguard it from unauthorized access and:

•not disclose this information to persons outside of the Company;
•not use this information for personal benefit or the benefit of persons outside of the Company; and
•not share this information with other employees except on a legitimate “need to know” basis.

Internet and E-Mail Policy
We provide an e-mail system and internet access to employees to help them do their work. You may use the e-mail system and the internet only for legitimate business purposes in the course of your duties. Incidental and occasional personal use is permitted, but never for personal gain or any improper use. Employees are prohibited from using unapproved messaging applications, such as Snapchat, WeChat, WhatsApp, other video conferencing messaging applications, Slack, Zoom, etc., to transmit substantive business-related communications. Employees may not use instant messages, other than Microsoft Teams, for business-related purposes.

Reporting Violations and Complaint Handling
You are responsible for compliance with the rules, standards and principles described in this Code. In addition, you should be alert to possible violations of the Code by the Company’s or the Investment Adviser’s employees, officers and directors, and you are expected to report a violation promptly. Normally, reports should be made to one’s immediate supervisor. Under some circumstances, it may be impractical, or you may feel uncomfortable raising a matter with your supervisor. In those instances, you are encouraged to contact our Chief Compliance Officer who will investigate and report the matter to our Chief Executive Officer and/or Board of Directors, as the circumstance dictates. You will also be expected to cooperate in an investigation of a violation.
There will be no reprisal, retaliation or adverse action taken against any employee who, in good faith, reports or assists in the investigation of, a violation or suspected violation of this Code, or who makes an inquiry about the appropriateness of an anticipated or actual course of action.
Sanctions for Code Violations
All violations of the Code will result in appropriate corrective action, up to and including dismissal. If the violation involves potentially criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.
Application/Waivers

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All the trustees or directors, officers and employees of the Company and the Investment Adviser are subject to this Code.
Any amendment or waiver of the Code for an executive officer or member of our Board of Directors must be made by our Board of Directors and disclosed on a Form 8-K filed with the SEC within four business days following such amendment or waiver.

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APPENDIX A

Whistleblower Protection Policy

It is the policy of Lafayette Square USA, Inc. and its affiliates (“us”, "we", or the “Company”) that our operations are conducted according to the highest standard of integrity. The Company requires its officers, directors, employees, and service providers to observe high standards of business and personal ethics in the conduct of their duties and responsibilities. As employees and representatives of the Company, we must practice honesty and integrity in fulfilling our responsibilities and comply with all applicable laws and regulations.

Additionally, as Lafayette Square USA, Inc. has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, Section 806 of the Sarbanes-Oxley Act of 2002 (“SOX”) is applicable to the Company. SOX requires us to maintain “Whistleblower Policies” and establish procedures for the handling of complaints regarding accounting, internal accounting controls or auditing matters; including the confidential, anonymous submission by specified persons of concerns regarding questionable accounting or auditing matters (“Suspected Improper Activities”).

In accordance with these requirements, we maintain this Whistleblower Protection Policy (the “Policy”) affirming that the Company will not retaliate, and prohibits retaliation, against any individual (“Reporting Person”) directly or indirectly, for reporting a good-faith concern or complaint or for participating in the investigation of a complaint. This protection applies to all officers and regular full-time, part-time, and temporary employees of the Company and employees of specified services providers engaged by the Company who provide management, administrative, custodial, accounting, auditing and other services to the Company (“Applicable Service Providers”)

Suspected Improper Activities by the Company and its officers, employees, or Applicable Service Providers must be reported immediately in accordance with this Policy and are expected and encouraged to report incidents of alleged improper discharge, intimidation, or discrimination as soon as possible.

Improper Activities
Improper Activities covered by this Policy include the following:
•fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;
•fraud or deliberate error in the recording and maintaining of financial records of the Company;
•deficiencies in, or non-compliance with, the Company’s internal accounting controls;
•misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company;
•deviation from full and fair reporting of the Company’s financial situation; and
•the retaliation, directly or indirectly, or encouragement of others to do so, against anyone who reports a violation of this Policy.

Reporting Allegations of Suspected Improper Activities
Reporting to Management Reporting of Suspected Improper Activities may be made either in person or via written correspondence to a direct supervisor. If a Reporting Person feels that their reports are not being taken seriously, or if they do not feel comfortable reporting the suspected incident to a supervisor, they must escalate the matter to senior management, including the office of the Chief Executive Officer, Chief Financial Officer, or Chief Compliance Officer of the Company.

Reporting to the Company’s Chief Compliance Officer In addition to reporting in person or by written correspondence, a Reporting Person may report Suspected Improper Activities to the Company’s Chief Compliance Officer. Reporting may be made in an anonymous manner. Correspondence may be sent to: P.O. Box 25250, PMB 13941, Miami, FL, 33102-5250, Attn: Chief Compliance Officer
Reporting to the Audit Committee In addition to reporting to the Company’s management and Chief Compliance Officer, a Reporting Person may report Suspected Improper Activities to the Chairman of the Audit Committee. Reporting may be made in an anonymous manner. Correspondence may be sent to: Hollis Park Partners, 579 Fifth Avenue, New York, NY 10017, Attn: Troy Dixon -- Chairman of the Audit Committee for Lafayette Square USA, Inc.
Roles, Rights and Responsibilities of Reporting Persons
A person or entity making a protected communication or disclosure is commonly referred to as a whistleblower (“Whistleblower”). The Whistleblower’s role is as a reporting party. Such person or entity is not an investigator or finder of fact and only participates in investigations when requested. Whistleblowers have the role of providing initial information related to a reasonable belief that a Suspected Improper Activity has occurred. However, the intentional filing of a false report, whether orally or in writing, is itself a Suspected Improper Activity upon which the Company has the right to act.

The Company expects Whistleblowers to be candid and set forth all known information regarding reported allegations to investigators. Persons making a report of Suspected Improper Activities may be asked to be interviewed by Company investigators.

Anonymous Whistleblowers are expected to provide sufficient corroborating evidence to justify the commencement of an investigation. Unspecified wrongdoing or broad allegations without verifiable evidentiary support will not cause an investigation to be undertaken.

Confidentiality of the identity of Whistleblowers will be maintained to the extent possible within the legitimate needs of law and the investigation. If the Whistleblower discloses his/her identity beyond the person to whom the Suspected Improper Activity is reported, the Company will no longer be obligated to maintain such confidence.

A Whistleblower’s right to protection from retaliation does not extend immunity for any complicity in the matters that are the subject of the allegations or an ensuing investigation.

Whistleblowers have a right to be informed of the outcome of their protected disclosure unless there exist overriding legal or public interest reasons not to do so.

This Document is Not a Contract
This Policy does not constitute a contract of any kind, nor does it limit the Company’s right to take disciplinary action in other circumstances. Employment at the Company is “at will” and may be terminated at any time by the Company or the employee, with or without any previous notice, unless applicable law or a formal written agreement between the Company and the employee provides otherwise.

Available Assistance
It is essential that all officers and employees understand this Policy and prevent conduct that could bring the Company’s integrity into question. Since many of the issues that arise under this Policy may involve interpretive questions, the Company’s Chief Compliance Officer has been entrusted with providing guidance and answering day-to-day questions on this Policy.

March 19, 2024